Item 6.                        TIFFANY & CO. AND SUBSIDIARIES
EXHIBIT 11             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS*
                                   (Unaudited)
                      (in thousands, except per share data)
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                                                                                For The
                                                                     Three Months Ended
                                                                              April 30,
                                                               1996                1995
                                                            --------           --------

PRIMARY EARNINGS PER SHARE:

Net income on which primary
   earnings per share are based                            $  5,077             $ 2,160
                                                            =======             =======

Weighted average number of
 common shares                                               32,256              31,458

  Add:
    Weighted average effect of the
    exercise of stock options                                 1,144                 266
                                                           --------             -------

Weighted average number of shares on
 which primary earnings are based                            33,400              31,724
                                                           ========             =======

Primary net income per common share                        $   0.15             $  0.07
                                                           ========             =======


FULLY DILUTED EARNINGS PER SHARE:

Net income on which primary earnings
  per share are based                                      $  5,077             $ 2,160

  Add:
   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                                      453                 442
                                                           --------             -------

Net income on which fully diluted
  earnings per share are based                             $  5,530             $ 2,602
                                                           ========             =======


Weighted average number of common
  shares used in calculating
  fully diluted earnings per share                           33,610              31,732

  Add:
   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                                      1,786               1,786
                                                          ---------             -------

Weighted average number of shares
  used in calculating fully diluted
  earnings per share                                         35,396              33,518
                                                           ========             =======

Fully diluted net income per common share                  $   0.15             $  0.07
                                                           ========             =======
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* Adjusted for the two-for one stock split of the Company's common stock.
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